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                                                               EXHIBIT (a)(1)(I)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 29, 2000, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                        ASCENT ENTERTAINMENT GROUP, INC.
                                       AT
                              $15.25 NET PER SHARE
                                       BY
                         LIBERTY AEG ACQUISITION, INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                           LIBERTY MEDIA CORPORATION

     Liberty AEG Acquisition, Inc., a Delaware corporation (the "Purchaser"), which is an indirect wholly owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty Media"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Ascent Entertainment Group, Inc., a Delaware corporation (the "Company"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Company's Rights Agreement dated June 27, 1997, as amended, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), at a price of $15.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 29, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, LIBERTY MEDIA AND LIBERTY MEDIA'S OTHER DIRECT OR INDIRECT SUBSIDIARIES, WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED, AND (3) LIBERTY MEDIA HAVING OBTAINED SPECIAL TEMPORARY AUTHORIZATION OR APPROVAL FROM THE FEDERAL COMMUNICATIONS COMMISSION FOR THE TRANSFER OF CONTROL OF CERTAIN FCC LICENSES. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement"), among Liberty Media, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each issued and outstanding Share (other than Shares owned by Liberty Media, the Purchaser or the Company or any of their direct or indirect wholly owned subsidiaries, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into $15.25 in cash, without interest. The Board of Directors has adopted a resolution and the Company has amended the Rights Agreement to make the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUD-
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ING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE
MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary set forth below of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), or, in the case of Shares held as Direct Registration Shares or through BuyDIRECT, completion of the appropriate portion of the Letter of Transmittal, pursuant to the procedures described in Section 2 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 27, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement (which prohibit certain amendments to the Offer) and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in
Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 29, 2000, except as provided with respect to any subsequent offering period. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

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     Under the Merger Agreement and pursuant to Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, include a subsequent offering period following the Expiration Date. The Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005
                             Toll Free 888.242.8153

                     Banks and Brokerage Firms Please Call:
                                  212.269.5550

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.
                                 60 Wall Street
                           New York, New York 102060
                             Toll Free 877.672.2445

                               February 29, 2000

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